PLAN OF REORGANIZATION AND MERGER

                                    BY WHICH
                            Aster Buzbuilders, Inc.
                             (A TEXAS CORPORATION)

                   SHALL ACQUIRE AND BE MERGED INTO AND WITH

                                Vitatonics Corp.
                             (A NEVADA CORPORATION)

     This Plan of Reorganization and Acquisition is made and dated May 14, 1996, by and between the Parties, as identified hereinafter, respectively.

                                 I. THE PARTIES

1. ASTER BUZBUILDERS, INC. ("Aster") is a public Texas Corporation, being the lawful successor of the former CCC-Huntor Associates, Inc., formerly, a Nevada Corporation.

2. VITATONICS CORP. ("Vitatonics") is a private Nevada Corporation.

                            II. DESCRIPTIVE SUMMARY

     By this Agreement Aster shall acquire all capital stock of Vitatonics which shall become a wholly-owned subsidiary of Aster. Aster shall issue 6,000,000 shares to the shareholders of Vitatonics. Aster and Vitatonics shall then merge together into Vitatonics of Nevada. Following this reorganization, control of the resulting Vitatonics shall remain with the present management of Vitatonics.

                                 III. RECITALS

     A. The Capital of the Parties:

     1. THE CAPITAL OF ASTER consists of 100,000,000 share of common voting stock authorized of $.001 par value authorized, of 4,210,000 are issued or outstanding.

     2. THE CAPITAL OF VITATONICS consists of 2,500,000 shares of class "A" voting common stock of par value $.01 authorized, of which 100 shares are issued and outstanding.

     B. The Background for the Reorganization:



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                                          PLAN OF REORGANIZATION and ACQUISITION
                                                Aster Buzbuilder/Vitatonics Corp
                                                                 May 1996 Page 2

     1. VITATONICS has certain interests, expertise, fund raising capabilities and markets a line of extremely high quality nutritional supplements;

     2. VITATONICS has an interest to be acquired/merged with a public corporation (Bulletin Board listed), and

     3. ASTER wishes to acquire these interest and change its place of incorporation from Texas to Nevada.

     4. THE PARTIES have determined that the Texas Company shall first acquire and then be merged with and into the Nevada company in a corporate reorganization.

     5. THE PARTES contemplate and intend that the acquisition will be a stock for stock transaction; that all of the issued and outstanding capital stock of Vitatonics shall be treated as if acquired by Aster in exchange solely for the new issuance of shares of Aster voting stock pursuant to Regulation D, Rule 504, as promulgated by the Securities and Exchange Commission; that immediately following the acquisition by Aster of Vitatonics, Aster shall merge into and with Vitatonics; these transaction are intended to qualify as a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended, and related sections thereunder.


                           IV. PLAN OF REORGANIZATION

     A. First, Reorganization and Acquisition: (1) Aster shall acquire all the Capital Stock of Vitatonics, and Vitatonics shall become and be a wholly-owned subsidiary of Aster, on the terms and conditions which follow and are provided in this Agreement (2) Aster shall issue to the shareholders of Vitatonics, as Vitatonics shall direct, an aggregate of Six Million (6,000,000) shares of common stock of Aster;

     B. Second, Reorganization and Merger: (1) Immediately following the acquisition by Aster of the capital stock of Vitatonics, then Aster shall merge with and into Vitatonics, such that all shareholders of Aster immediately following the acquisition of Vitatonics, shall become and be the shareholders of the resulting Nevada company, share for share.

     C. Transfer of Control: Immediately following the merger, the Officers and Directors of Vitatonics shall continue in office as the Officers and Directors of the resulting company to serve until the next meeting of shareholders, and the Existing Directors of Aster shall forthwith resign as Directors.

     D. Surviving Corporations: The Nevada Company shall the Reorganization as indicated above, such that after the Reorganization, Vitatonics Corp. of Nevada shall be the successor to the former Aster Buzbuilders, Inc.



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                                          PLAN OF REORGANIZATION and ACQUISITION
                                                Aster Buzbuilder/Vitatonics Corp
                                                                 May 1996 Page 3


     E. Closing/Effective Date: This Plan of Reorganization shall become effective immediately approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its constituent corporate documents, and the completion of the Audited Financial Statements of Aster, the time of such effectiveness being called closing and/or the effective date hereof.

     F. Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgements and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each others shareholders.

     G. Construction: This Plan of Reorganization and the resulting legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

     H. Representations and undertakings by Aster.

     Aster represents and warrants as follows:

          (1) As of the closing date, the Aster shares to be delivered to the Stockholders will constitute the equivalent of validly and legally issued shares of Aster, fully paid and nonassessable, and will be legally equivalent in all respects to the common stock of Aster issued and outstanding as of the date hereof. It is intended by the parties that actual delivery of shares will be made after the merger so that shareholders will receive new shares of Vitatonics replacing former shares of Vitatonics and Aster.

          (2) The officers of Aster are duly authorized to execute this agreement pursuant to authorization of it Board of Directors.

          (3) The financial statements of Aster, are true and complete statements, as of that date, of its financial condition, and fairly present the results of its operations for such period; there are no substantial liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities, which if disclosed, would alter substantially the financial condition of Aster, as reflected in such financial statements.

          (4) Since December 31, 1995, there have not been, and prior to the closing date there will not be, any material adverse changes in the financial position of Aster, except changes arising in the ordinary course of business and the proposed reorganization and separation of Aster. An audited financial statement will be prepared as of December 31, 1995.

          (5) To the best knowledge of Aster, its Officers, Directors or Principal Shareholders, Aster is not involved in any pending or threatened litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to Vitatonics.



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                                          PLAN OF REORGANIZATION and ACQUISITION
                                                Aster Buzbuilder/Vitatonics Corp
                                                                 May 1996 Page 4


          (6) As of the closing date, Aster will be in good standing as a Texas corporation with total authorized capital consisting of One Hundred Million shares of $.001 par value common shares.


     I. Confidentiality: The Parties hereto agree that the information which each intends to impart to the other subsequent to the execution thereof shall not be disclosed to any other third party an each person shall take reasonable precautions to prevent disclosure of any information and know-how to any entity for any use, including but not limited to, commercial use. The parties hereto further agree to keep confidential all proprietary information. The parties furthermore agree to keep confidential any and all names, telephone or telex numbers, and any other matters considered confidential arising from this Agreement.

     J. Dissenting Shareholders and Service of Process: The Nevada corporation shall be the successor entity for the purpose of any claims by dissenting shareholder of the pre-merger Vitatonics, and the Texas company for claims by dissenting shareholders of the former Aster. The resulting company hereby appoints the Secretaries of State of each State as agent for service of process, respectively by shareholders of the respective corporations and designates the Board of Directors of the Nevada Company at the Company's Corporate Office in Nevada as the proper persons and place for mailing by such Secretaries of State of any process so served.

     K. Counterpart: This Agreement may be signed in counterpart originals.

     THIS AGREEMENT is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

Aster Buzbuilders, Inc.                                         Vitatonics Corp.
                                       by


/s/ Kirt W. James                           /s/ Sam Kalenuik
------------------------------------        ------------------------------------
Kirt W. James                                                       Sam Kalenuik
PRESIDENT AND DIRECTOR                                    PRESIDENT AND DIRECTOR


/s/ William Stocker                         /s/ Veronica Kalenuik
------------------------------------        ------------------------------------
William Stocker                                                Veronica Kalenuik
SECRETARY AND DIRECTOR                                    SECRETARY AND DIRECTOR


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